Exhibit 3.1

STATE OF CALIFORNIA
CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION

        The corporation organized and existing under and by virtue of the General Corporation Law of the State of California does hereby certify:

         1.        The undersigned are the President and the Secretary, respectively, of Retrospettiva, Inc., a California corporation.

         2.        Article III of the Articles of Incorporation of this corporation is amended to read as follows:

“Section 1. Common Stock. The total authorized shares of common stock this corporation shall have the authority to issue is one hundred million (100,000,000) shares of no par value each.”

         3.        The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

         4.        The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporation Code. The total number of outstanding shares of the corporation is 14,425,903. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: September 22, 2008

/s/ Borivoje Vukadinovic Borivoje Vukadinovic, President

/s/ Borivoje Vukadinovic Borivoje Vukadinovic, Secretary